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Exhibit 10.19

Summary of Key Terms of Named Executive Officer Compensation Arrangements

        Digimarc has a written employment agreement with its Chief Executive Officer, Bruce Davis, that governs the minimum terms of his compensation and is filed as an exhibit to Digimarc's annual report on Form 10-K. The Compensation Committee of Digimarc's Board of Directors may establish compensation for Mr. Davis that exceeds the minimums established by his employment agreement.

        Digimarc's other named executive officers are compensated pursuant to oral, informal compensation arrangements. The Compensation Committee determines annually the compensation of each named executive officer. The primary elements of Digimarc's compensation arrangements with its named executive officers consist of an annual base salary, annual cash bonus and equity compensation awards.

        The following table sets forth the base salary and annual bonus target amount for each named executive officer for 2008.

Name and Principal Positions	2008 Base Salary	2008 Annual Bonus Target
Bruce Davis, Chief Executive Officer/Chairman of the Board of Directors	$410,000	$328,000
Michael McConnell, Chief Financial Officer and Treasurer	$260,000	$143,000
Robert Eckel, President, Government Programs	$270,000	$148,500
Robert Chamness, Chief Legal Officer and Secretary	$250,000	$137,500
Reed Stager, Executive Vice President	$250,000	$137,500

        For Mr. Davis, 30% of his bonus will be calculated based on Digimarc's revenue growth targets in 2008, 25% of his bonus will be calculated on Digimarc's EBITDAS (earnings before interest, taxes, depreciation, amortization and share-based compensation expense) targets for 2008, and 30% of his bonus will be calculated based on the achievement of individual performance goals. For Mr. McConnell, 20% of his bonus will be calculated based on Digimarc's revenue growth targets in 2008, 45% of his bonus will be calculated on Digimarc's EBITDAS targets for 2008, and 20% of his bonus will be calculated based on the achievement of individual performance goals. For Mr. Eckel and Mr. Stager, 45% of the bonus will be calculated based on Digimarc's ID and digital watermarking revenue growth targets respectively for 2008, 20% of the bonus will be calculated on Digimarc's EBITDAS targets for 2008, and 20% will be calculated based on the achievement of individual performance goals. For Mr. Chamness, 20% of his bonus will be calculated based on Digimarc's revenue growth targets in 2008, 25% of his bonus will be calculated on Digimarc's EBITDAS targets for 2008, and 40% of his bonus will be calculated based on the achievement of individual performance goals. An additional 15% of each executive's bonus will be calculated based on the achievement of significant events in 2008 that place the Company on track for projected revenue growth in 2009 and beyond. The Compensation Committee may increase the bonus payments above the target amount for significant performance that exceeds the applicable performance goals.

        The named executive officers are also eligible to participate in Digimarc's equity compensation plans, and generally receive annual awards of options, restricted stock and/or performance vesting shares under these plans at the discretion of the Compensation Committee. Options and restricted stock awards generally vest over a four-year period following the date of grant. Performance vesting shares generally vest or terminate on the achievement of one or more specified performance goals. Specific terms of option grants are governed by a Stock Option Award Agreement between Digimarc and each named executive officer. Specific terms of restricted stock awards and performance vesting share awards are governed by a Restricted Stock Agreement and Performance Vesting Share Agreement, respectively, between Digimarc and each named executive officer.

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  Exhibit 10.19